Exhibit 10.5

DATED _______________ 2023

ARM HOLDINGS PLC (1)

and

[DIRECTOR] (2)

DEED OF INDEMNITY

-i-

THIS DEED OF INDEMNITY is dated __________________ 2023 and made

BETWEEN:

(1)	ARM HOLDINGS PLC (the “Company”) registered in England and Wales as company number 11299879 and having its registered office at 110 Fulbourn Road, Cambridge CB1 9NJ; and

(2)	[DIRECTOR] (the “Director”) of [•].

BACKGROUND:

(A)	The Director is a director of the Company.

(B)

The Company’s Articles of Association contemplate that the Company will indemnify the Company’s directors in relation to certain specific liabilities incurred by them in the performance of their duties as directors of the Company.

(C)	Accordingly, the Company has agreed to enter into this deed of indemnity with the Director.

THE PARTIES AGREE THAT:

1.	INTERPRETATION

1.1	Definitions

In this deed, unless the context otherwise requires:

“Application for Relief” means an application for relief made by the Director to the court under sections 661(3) or 661(4) or section 1157 of the CA 2006.

“Associated Company” means a body corporate associated with the Company within the meaning of section 256(b) of the CA 2006.

“Board” means the board of directors of the Company, acting as such.

“Business Day” means a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

“Claim” has the meaning given in clause 2.1.

“CA 2006” means the Companies Act 2006.

“D&O Insurance” has the meaning given in clause 8.1.

“Expenses” include all reasonable and actually incurred attorneys’ fees and disbursements, retainers, court costs, transcript costs, fees and costs of experts, witness fees and expenses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in (including on appeal), a Proceeding or establishing the Director’s right of entitlement to indemnification for any of the foregoing.

“Favourable Conclusion” has the meaning given in clause 6.6.

“Final” in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the CA 2006.

“Liabilities” means all liabilities, costs, charges, Expenses, judgments, settlements, compensation and other awards, damages, penalties, fines, compensation and losses (including any direct, indirect or consequential losses and all interest, Taxes and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses).

“Listing Date” means the date on which the admission to trading of American depositary shares (ADSs) of the Company on the Nasdaq Global Select Market becomes effective.

“Loan Amounts” has the meaning given in clause 6.2.

“Misconduct” has the meaning given in clause 3.1(g).

“Proceeding” means any threatened, pending or completed claim, action, suit, inquiry or proceeding, whether of a civil, criminal, administrative, arbitrative, regulatory or investigative nature.

“Restricted Proceedings” means the proceedings referred to in clause 3.1(d) to the extent that they are in connection with any negligence, default, breach of duty or breach of trust (including alleged negligence, default, breach of duty or breach of trust) by the Director in relation to the Company or any of its Subsidiaries or otherwise arise by virtue of the Director having acted or purported to act as a director of the Company or of any of its Subsidiaries.

“Subsidiary” has the meaning given in section 1159 of the CA 2006.

“Tax” includes, without limitation, all taxes on gross or net income, profits and gains and all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any payroll taxes (including any national insurance or social security contributions).

1.2	Interpretation

(a)	Clause headings shall not affect the interpretation of this deed.

(b)	Unless the context otherwise requires, references to clauses are to the clauses of this deed.

(c)	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

(d)	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

(e)	A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.

(f)	A reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

(g)	A reference to writing or written includes email (unless otherwise expressly provided in this deed).

(h)

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

(i)	Other and otherwise are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.

(j)

Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

2.	INDEMNITY

2.1

Subject to the terms of this deed, the Company shall indemnify and hold harmless the Director in respect of all Liabilities arising out of or in connection with any Proceeding brought or threatened against the Director in any jurisdiction in connection with the Director’s acts or omissions while in the course of acting or purporting to act as a director of the Company or of any of its Subsidiaries, including without limitation in relation to the Director’s appointment to any committee of the board of directors of the Company or of any of its Subsidiaries, or which otherwise arises by virtue of the Director holding or having held such a position or in which the Director is or may be involved as a party, as a witness or otherwise, by reason of being a director of the Company or any of its Subsidiaries or serving at the request of the Company as a director, officer, trustee, employee or agent of another body corporate, partnership, joint venture, trust or other enterprise (“Claim”), to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled.

2.2	References in clause 2.1 to acts or omissions are to acts or omissions made or omitted to be made after the date of this deed, however:

(a)

if a body corporate ceases to be a Subsidiary of the Company after the date of this deed, the Company shall only be liable to indemnify the Director in respect of Liabilities in relation to that body corporate arising from acts or omissions before the date on which that body corporate ceased to be a Subsidiary of the Company; and

(b)

the Director, as director of any body corporate which becomes a Subsidiary of the Company after the date of this deed, shall be indemnified only in respect of Liabilities in relation to that body corporate arising from acts or omissions after the date on which that body corporate became a Subsidiary of the Company.

2.3	The Director shall continue to be indemnified under clause 2.1, notwithstanding that the Director may have ceased to be a director of the Company or any of its Subsidiaries.

2.4

Any obligation on the part of the Company to make a payment to the Director pursuant to clause 2.1 is conditional upon the Director having made an application in writing to the Company supported by the production of documentation which, in the reasonable opinion of the Board, is satisfactory evidence that:

(a)

the relevant Liability has been suffered or incurred by the Director and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnity set out in clause 2.1; and

(b)	any costs and expenses which are to be reimbursed pursuant to clause 2.1 were properly incurred and are reasonable in amount.

2.5	If the Board is satisfied that the conditions set out in clause 2.4 have been fulfilled, it shall make payment to the Director within 28 days of the receipt of the evidence referred to in that clause.

3.	EXCLUSIONS AND LIMITATIONS

3.1	Exclusions

The indemnity in clause 2.1 shall not apply to:

(a)	the extent prohibited by the CA 2006 or otherwise prohibited by law;

(b)	any Liability incurred by the Director to the Company or any Associated Company;

(c)

a fine imposed on the Director in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance by the Director with any requirement of a regulatory nature (however arising);

(d)	other than as provided in clause 6.6, any Liability incurred by the Director:

(i)	in defending criminal proceedings;

(ii)	in defending civil proceedings brought by the Company or any Associated Company; or

(iii)	in connection with any Application for Relief;

(e)

any Liability relating to any Tax payable by the Director in connection with their remuneration or other payments or benefits received from the Company or any of its Subsidiaries or otherwise received by the Director in connection with their directorship of the Company or any of its Subsidiaries (other than under this deed);

(f)

the extent that the Director is entitled to recover from any other person (including under any policy of insurance) any amount in relation to a matter giving rise (or which may give rise) to a Claim, unless such amount is contingent on the Director having first exhausted the Director’s rights to indemnification in respect of the relevant Liability under this deed; or

(g)

any Liability incurred by, or any Claim made against, the Director which the Board reasonably determines arises out of the Director’s fraud, wilful default, wilful misconduct, reckless conduct, dishonesty, deliberate criminal conduct or act of bad faith (“Misconduct”), save that if a court, tribunal or regulatory authority thereafter finally determines that the relevant Liability or Claim did not arise from the Director’s Misconduct, the Director may, by notice to the Company, request payment of such amount from the Company as the Company would have been liable to pay under this deed had the Board not made such a determination and the Company shall, subject to the provisions of clause 2.4, pay such amount to the Director (without interest) within 28 days of the receipt of the evidence referred to in that clause.

3.2	Misconduct

Without prejudice to any other claims of the Company to repayment (whether in unjust enrichment or otherwise), in the event that the Company makes payment to the Director under this deed in respect of any Liability or Claim and it is subsequently determined by a court, tribunal or regulatory authority that that Liability or Claim was for, arose out of or was attributable to the Director’s Misconduct, the Director will immediately repay such payment to the Company.

4.	NOTIFICATION AND CONDUCT OF CLAIMS

4.1

If the Director receives any demand relating to any Claim or becomes aware of any Proceedings or any circumstances which might or may reasonably be expected to give rise to the Company being required to indemnify the Director under clause 2.1, the Director shall:

(a)	as soon as reasonably practicable, give written notice of the Proceedings or circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;

(b)	take all reasonable action to mitigate any Liability suffered by the Director in respect of the Proceedings or circumstances;

(c)

take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend any claim and not make any admission of liability, agreement or compromise with any person in relation to any Proceedings or Claim without the prior written consent of the Company, such consent not to be unreasonably withheld;

(d)	forward all documents received by the Director in respect of the Proceedings, circumstances or Claim to the Company as soon as reasonably practicable following receipt;

(e)	assist the Company as it may reasonably require in resisting, defending or settling the Proceedings, circumstances or Claim; and

(f)	provide to the Company such information about the nature and amount of costs incurred by the Director in respect of such Proceedings, circumstances or Claim as the Company may reasonably request.

4.2

Notwithstanding the provisions of clause 4.1, the Director shall not be required to provide any documents or information to the Company where doing so would result in a loss of privilege in such documents or information.

4.3

The Company or a Subsidiary (as the case may be) will be entitled to take over, negotiate and conduct in the Director’s name the defence or settlement of any Proceedings giving rise to, or that may reasonably be expected to give rise to, a Claim or to prosecute in the Director’s name for its own benefit any proceedings relating to a Claim.

4.4	If the Company or a Subsidiary exercises its rights under clause 4.3, the Company shall:

(a)

consult with the Director in relation to the conduct of the Claim or Proceedings on aspects of the Claim or Proceedings materially relevant to the Director and keep the Director reasonably informed of material developments in the Claim or Proceedings, provided that the Company or Subsidiary shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Subsidiary’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

(b)

take into account the Director’s reasonable requests related to the Claim or Proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Director’s reputation; and

(c)

have full discretion in the conduct or settlement of any Claim or relevant Proceedings provided the Director is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Director, and the settlement does not impose any penalty on the Director.

4.5

Any failure by the Director to comply with the provisions of this clause 4 shall not relieve the Company of any obligations under this deed except to the extent that the Company is materially prejudiced by such failure.

5.	PAYMENTS

5.1	Double recovery

The Company shall, in the event that a payment is made to the Director under this deed in respect of a particular Liability, be entitled to recover from the Director an amount equal to any payment received by the Director under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Director is greater than the payment made under this deed, a sum equal to the payment made under this deed. The Director shall pay over such sum promptly on the Company’s request.

5.2	Deductions

Where Clause 5.1 applies and/or any amount payable under this deed is subject to Tax, the Company shall pay such amount to the Director as shall after the payment of any Tax thereon leave the Director with sufficient funds to meet any Liability to which this deed applies. For the avoidance of doubt, when calculating the amount of any such Tax the amount of any Tax deductions, credits or reliefs which are or may be available to the Director in respect of the relevant payment under this deed received by the Director or any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the Director under this deed but a Tax deduction, credit or relief is (or becomes) available to the Director in respect of the relevant payment under this deed, or in respect of any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this deed, the Director shall promptly make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6.	FUNDING OF LEGAL COSTS

6.1

Subject to the terms of this deed, the Company shall loan to the Director such amounts as are required to meet such legal and other reasonable costs of Restricted Proceedings as are incurred (or are to be incurred) by the Director, and on such terms as the Company, in its reasonable discretion, deems appropriate and desirable, subject to the maximum amount permitted, and in accordance with any terms and conditions imposed, by law, under the Articles of Association of the Company, or under the rules of any applicable listing authority without obtaining shareholder approval.

6.2

The Company shall lend such amounts as provided for under clause 6.1 (“Loan Amounts”) to the Director within 14 days of receiving notice in writing from the Director of the amount required together with such evidence of the costs having been or to be properly incurred as the Company may reasonably require.

6.3	No interest shall accrue on the Loan Amounts.

6.4	All Loan Amounts outstanding to a Director in respect of particular Restricted Proceedings shall be repaid by the Director if, in respect of those proceedings (as applicable):

(a)	the Director is convicted;

(b)	judgment is given against the Director; or

(c)	the court refuses to grant the Director relief on the application,

and such outstanding Loan Amounts shall be repaid no later than the date when the conviction, judgment or the refusal of relief (as applicable) becomes Final.

6.5

The Company shall not be required to lend any amount under this clause 6, and any amounts lent shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the Restricted Proceedings arose out of the Director’s Misconduct.

6.6

In the event that Restricted Proceedings are either (i) abandoned, withdrawn or discontinued, (ii) settled, (iii) a permanent stay is granted, or (iv) a final determination of the court is made (or proceedings otherwise finally conclude) without any of the events referred to in clause 6.4(a) to clause 6.4(c) (as applicable) occurring (each such conclusion of proceedings being a “Favourable Conclusion”) then the indemnity provided under clause 2.1 shall thereafter apply with respect to all legal and other reasonable costs of those Restricted Proceedings as were incurred by the Director. Any liability of the Company to so indemnify the Director shall be set-off against any liability of the Director to repay to the Company any Loan Amounts outstanding in respect of those Restricted Proceedings; and shall be subject to the exclusions and limitations contained in clause 3, and clause 4 shall be applied with such changes as are appropriate.

6.7

In the event that a Favourable Conclusion is reached in relation to particular Restricted Proceedings but any Loan Amount lent to the Director in relation to those proceedings remains outstanding in circumstances where the Company is (for any reason) not liable or is no longer liable to indemnify or further indemnify the Director in relation to those Restricted Proceedings, then all such Loan Amounts which remain outstanding shall be immediately repayable on demand from the Company.

7.	INDEMNIFICATION FOR EXPENSES OF A WITNESS

7.1

To the fullest extent permitted by applicable law, the Company shall indemnify the Director against all Liabilities actually and reasonably incurred by the Director or on the Director’s behalf in connection with any Proceeding to which the Director is not a party but to which the Director is a witness, deponent, interviewee, or otherwise asked to participate in connection with his service as Director.

8.	D&O INSURANCE

8.1

The Company shall purchase and maintain, directly or indirectly directors’ and officers’ liability insurance (“D&O Insurance”) to insure the Director as a director of the Company for a period of twelve (12) months commencing on the Listing Date (such D&O Insurance to be renewed on an annual basis) to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

8.2

The Company shall not be in breach of its obligations under this clause 8 where its inability to purchase and maintain D&O Insurance to insure the Director is attributable to a failure by the Director to comply with the Director’s obligations to the insurers or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Director.

8.3	The Company shall ensure that the Director is provided at all times with a copy, or a summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Director.

8.4

In the event that the Director shall have a right to make a claim under the provisions of clause 2.1 and under the provisions of the D&O Insurance referred to in clause 8.1, the Director shall claim first under the provisions of clause 2.1. To the extent that the Director is not adequately protected under the provisions of clause 2.1, then the Director shall be entitled subsequently to bring a claim under the provisions of the D&O Insurance referred to in clause 8.1 subject to the exclusions and limitations contained in clause 3 and clause 4 which shall be applied with such changes as are appropriate.

8.5

Nothing in this deed modifies or limits any obligation on the Director under the terms of any applicable D&O Insurance maintained by the Company from time to time. Furthermore, the terms of this deed shall not negate any obligation that the Director might have to assist the Company in complying with any obligations it may have under the terms of the D&O Insurance and the Director shall not take, or fail to take, any action which may prejudice the ability of the Company to recover under any D&O Insurance.

9.	SUBROGATION

9.1

In the event that the Company makes any payment under this deed, the Company shall be subrogated to the extent of such payment to all of the Director’s rights of recovery against third parties (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the payment. The Director shall do everything that may be necessary to secure any such rights including:

(a)	providing such information, documentation and assistance as the Company may reasonably request;

(b)	the execution of any documents necessary to enable the Company effectively to bring an action in the name of the Director; and

(c)	the provision of assistance as a witness.

10.	OTHER PROVISIONS

10.1	Enforcement

In the event that the Director is required to bring any action or other proceeding to enforce rights or to collect moneys due under this deed and is successful in such action, the Company shall reimburse the Director for all of the Director’s Expenses in bringing and pursuing such action.

10.2	Assignment and other dealings

(a)

The Company may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this deed. In the event of any such assignment by the Company, all references in this deed to the Company shall be deemed to include its assigns.

(b)	The Director shall not assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of the Director’s rights and obligations under this deed.

10.3	Entire Agreement

(a)

This deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(b)

Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this deed. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this deed.

10.4	Severance

If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 10.4 shall not affect the validity and enforceability of the rest of this deed.

10.5	Notices and demands

(a)

Any notice or demand given to a party under or in connection with this deed shall be in writing and signed by or on behalf of the party giving it. It shall be delivered by hand, email, pre-paid first-class post or other next working day delivery service.

(b)	Any notice or demand shall be deemed to have been received:

(i)	if delivered by hand, on signature of a delivery receipt or at the time the notice or demand is left at the proper address; or

(ii)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am (U.K. time) on the second Business Day after posting or at the time recorded by the delivery service; or

(iii)	if sent by email, at the time of transmission, if received before 6.00 pm (U.K. time) on a Business Day, and otherwise on the next Business Day.

(c)	The addresses of the parties for the purpose of clause 10.5(a) are:

The Company:

Name: For the attention of: Address: Email address:	Arm Holdings plc Spencer Collins, Company Secretary 110 Fulbourn Road, Cambridge CB1 9NJ, U.K. [***]

The Director:

Address:	[•]
Email address:	[•]

10.6	Variation and waiver

(a)	No variation of this deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

(b)

No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

10.7	Counterparts

(a)

This deed may be executed in counterparts and each counterpart constitutes an original, and all the counterparts together constitute one deed and the same deed. If the deed is executed in duplicate, each duplicate constitutes an original.

(b)

Transmission of an executed counterpart of this deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed “wet-ink” counterpart of this deed.

(c)	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

10.8	Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this deed and no rights or benefits expressly or impliedly conferred by it shall be enforceable under that Act against the parties to it by any other person.

10.9	Substitute indemnity

The Company shall be entitled to require that the Director shall accept, in substitution for the Indemnity, an indemnity given to him by any Associated Company of at least equivalent financial standing to the Company or otherwise acceptable to the Director, which substitute indemnity shall be in the same terms as the Indemnity and shall be conferred by a substitute deed in as nearly as possible the same terms as this deed, but shall extend to include any claims previously made under this deed to the extent not satisfied and any claims which may be made after such substitution whether they arise out of events or circumstances occurring before or after such substitution. Upon the execution and delivery to the Director of such substitute deed this deed shall cease to have any effect.

10.10	Disclosure

The Director acknowledges that particulars of this deed will or may have to be disclosed in the reports and accounts of the Company and of each Associated Company and that copies of this deed will or may have to be provided for inspection by members of the Company and every Associated Company and the Director hereby consents to such disclosure and production.

10.11	Governing law and jurisdiction

(a)

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

(b)

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

IN WITNESS whereof the parties hereto have executed and delivered this deed, the day and year first before written.

EXECUTED as a DEED by	)
SPENCER COLLINS acting as	)
lawfully appointed attorney	)
of ARM HOLDINGS PLC	)
in the presence of	)

Name:

Address:

Occupation:

EXECUTED as a DEED by	)
[DIRECTOR]	)
in the presence of	)

Name:

Address:

Occupation: